Exhibit 10.1

SEPARATION AGREEMENT
This Separation Agreement (the “Agreement”) is made and entered into by and between Pluralsight, LLC, a Nevada limited liability company (the “Company”), and Joseph DiBartolomeo, an individual, residing in New Jersey (“Employee”).
RECITALS
A.Employee is Chief Revenue Officer for the Company and is employed as an at-will employee.

B.Employee executed the Confidentiality, Intellectual Property Assignment, and Non-Solicitation Agreement on or about June 9, 2016 and an Addendum to the Confidentiality, Intellectual Property Assignment, and Non-Solicitation Agreement on September 15, 2017 (collectively, the “CINSA”), which are attached as Exhibit A to this Agreement.

C.Employee executed the Executive Employment Agreement on or about September 15, 2017 (the “Employment Agreement”), which is attached as Exhibit B to this Agreement.

D.The CRO Compensation Plan for 2019 (the “Compensation Plan”) sets forth Employee’s compensation package.

E.Employee executed an Incentive Unit Offer Letter on or about September 30, 2016 and an Amendment No. 1 to that Incentive Unit Offer Letter on or about September 30, 2016 both of which are subject to the Pluralsight Holdings, LLC 2013 Incentive Unit Plan (the “RCU Agreements”); two Restricted Stock Unit Agreements on or about April 20, 2018, which is subject to the 2017 Equity Incentive Plan (the “RSU Agreements”), and an option agreement on or about May 17, 2018, which is subject to 2018 Equity Incentive Plan (collectively, the “Equity Agreements”).

F.The parties have determined to terminate their employment relationship.

G.Employee and the Company desire to document the termination of Employee’s employment relationship and fully resolve all employment and other related matters between them, as well as all claims and potential claims or disputes.

AGREEMENT
NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree as follows, effective as of the Effective Date:
1. Employment Relationship.

a.
Compensation. Employee shall be entitled to continued payment of the Base Salary, as that term is defined in the Employment Agreement and Compensation Plan, through the first day of Garden Leave, as that term is defined in Section 1(b), and any commissions earned through July 31, 2019, as commissions are defined in the 2019 Incentive Compensation Plan, the Employment Agreement, and/or the Compensation Plan. Employee agrees that he shall not be eligible for any (i) incentive compensation pursuant to the 2019 Incentive Compensation Plan or the Compensation Plan after July 31, 2019 or (ii) bonuses or accelerators pursuant to the Employment Agreement or the Compensation Plan after July 31, 2019.

b.	Garden Leave. Contingent upon Employee signing this Agreement and not timely revoking, and subject to Sections 9.2 and 9.2.4 of the Employment Agreement, the Company agrees:

i.
Beginning on August 2, 2019, Employee shall be placed on paid administrative leave (“Garden Leave”) until the Separation Date, as defined in Section 1(c). During Garden Leave, Employee shall perform such employment duties as may be required by the Company from time to time, which may also include, but not be limited to, altering and/or removing Employee from his current active duties and responsibilities; excluding him from the Company’s workplaces; limiting and/or prohibiting Employee’s contact and communications with the Company’s customers, suppliers, vendors, officers, board members, other employees or representatives; and limiting or terminating Employee’s access to the Company’s computer systems, programs, and email. At all times during Garden Leave, Employee shall make himself available to and shall assist the Company (as the Company may require) in transitioning his role and responsibilities to others and to otherwise answer questions from the Company.

ii.
During Garden Leave, the Company will continue to pay Employee’s Base Salary (the “Payment”) less applicable withholdings, in accordance with the Company’s regular payroll practices, and Employee will continue to be eligible to participate in the Company’s employee benefit plans in accordance with their terms. The Company will deposit the Payment into to the bank account where the Company has been transmitting Employee’s pay immediately prior to Garden Leave. It shall be the responsibility of Employee to notify the Company of any changes to Employee’s direct deposit banking institution in accordance with Company policy. Employee will not be eligible for or accrue rights to any commissions, bonuses, and/or accelerators during Garden Leave except as provided in Section 1(a).

iii.
Employee agrees and acknowledges that, except as provided in Section 2, he shall forfeit all right, title, and interest in any unvested equity, including the equity granted in the Equity Agreements. All vesting of such equity awards shall terminate at the end of the day immediately preceding the first day of Garden Leave. Furthermore, Employee agrees and acknowledges that he shall no longer be eligible to participate in the Company’s Employee Stock Purchase Plan (“ESPP”). Any amounts contributed by Employee to ESPP during the purchase period that was open immediately prior to the start of Garden Leave will be returned to Employee. Employee understands that no shares will be purchased by the Company on his behalf at the end of the purchase period.

iv.
While on Garden Leave, Employee must continue to adhere to the Company’s policies and procedures, including without limitation the Insider Trading Policy, and the terms and conditions of the Employment Agreement and the CINSA that are designed to survive termination of the employment relationship. The parties acknowledge and agree that all restrictive covenants contained in the Employment Agreement or the CINSA intended by their terms to begin upon termination of employment, shall begin to run on the Separation Date.

v.
The Company reserves the right, in its sole discretion, to terminate Employee’s employment during Garden Leave for any reason not prohibited by law and without prior notice. Notwithstanding and subject to Section 2 of this Agreement, Employee shall continue to receive the Payment through July 31, 2020.

vi.
The parties intend that the exceptions to 29 U.S.C. § 409A for severance pay and the short-term deferral rule apply, provided however that, in the event the Severance Payment must be deferred under § 409A, Section 9.2.2 of the Employment Agreement shall control the timing of the Severance Payment.

c.	Separation Date.

i.
Employee’s employment with the Company and any of its affiliates shall terminate effective the earlier of (1) July 31, 2020 or (2) the date Employee’s employment with the Company terminates (the “Separation Date”). For the purposes of this Agreement, and during Garden Leave, Employee shall be permitted to act in an advisory or consulting role for another company and/or to serve on the board of directors of another company without triggering a termination of employment from the Company so long as such advisory, consulting, or board role: (1) does not violate (a) Sections 7, 8, or 9 of this Agreement, (b) any of Employee’s restrictive covenants or (c) other duties to the Company imposed by law; (2) does not materially interfere with his ability to perform any of the job duties the Company may require of him during Garden Leave; and (3) requires less than 20 hours per week.

ii.
Subject to the reductions provided for in this Section 1(c)(ii), after the Separation Date, Employee shall continue to receive the Payment through July 31, 2020. In the event Employee secures employment or becomes an independent contractor and works 21 or more hours per week, then the Payment made to Employee shall be reduced in accordance with Section 9.2.4 of the Employment Agreement. Furthermore, after the Separation Date, and in accordance with federal law and the applicable benefit plan, the Company shall timely provide Employee with all necessary and required documents and information to allow Employee to elect continuation coverage as provided for in the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Should Employee elect and qualify for continuation coverage pursuant to COBRA, the Company shall make an additional payment to Employee of $1,395.64 per month to assist with Employee’s transition to a new benefits provider (the “Benefits Payment”). The Company shall pay the Benefits Payment until the earliest of (1) July 31, 2020, (2) the applicable Company plan terminates or discontinues, or (3) Employee obtains other employment and thereby meets the requirements for ceasing coverage under 29 U.S.C. § 1162(2)(D).

iii.	Employee shall resign from all positions with the Company, including any of its parent, subsidiary, or affiliate companies, effective as of the date Garden Leave commences.
d.Adequate Consideration. The Parties agree that this Agreement is supported by adequate consideration based on the mutual covenants and promises set forth herein. Moreover, Employee acknowledges that the Severance Payment provided pursuant to this Agreement is provided solely as consideration for the mutual promises set forth in this Agreement, and does not constitute payments or benefits to which Employee would otherwise be entitled under applicable law or Company policies.

e.No Other Payments. Except as provided herein, Employee acknowledges that no other compensation, wages, payment, bonus, accelerator, reimbursement, equity awards, vesting or benefit of any nature whatsoever is due and owing by the Company to Employee. Employee represents that he has previously reported all hours worked for the Company in strict accordance with Company policy and that he is not owed any salary, reimbursement, or compensation for any hours worked. Employee further represents that, as of the Effective Date, he has previously been reimbursed for all expenses and costs for which the company is or may be responsible.

f.Reporting. Employee acknowledges and agrees that as a public company, the Company, including its parent company, may have certain reporting or disclosure obligations relating to the parties, Employee’s title or status, or the fulfillment of the parties’ respective rights and obligations as provided for in this Agreement or pursuant to Employee’s employment with the Company. Employee acknowledges and agrees that the Company shall make whatever report or disclosure it believes is required by law or is reasonably prudent. Employee further acknowledges and agrees that the Company makes no representation or warranty regarding the form, substance, or timing of any such report or disclosure, or the number of reports or disclosures it may decide to make.

2. Restricted Equity. Contingent upon Employee signing this Agreement and not timely revoking, the Company agrees to permit 171 Restricted Stock Units to vest on August 21, 2019 and to accelerate the vesting of certain awards of the Employee’s Equity according to this section 2:

a.	On the Effective Date, 65,462 Restricted Common Units - Class B shall vest;

b.
Subject to Employee’s ongoing obligations under this Agreement, the CINSA, and the Employment Agreement, six (6) months after the Effective Date, 32,731 Restricted Common Units - Class B shall vest; and

c.	Subject to Employee’s ongoing obligations under this Agreement, the CINSA, and the Employment Agreement, on July 31, 2020, 32,731 Restricted Common Units - Class B shall vest.
Upon the Effective Date, Employee’s rights to the Equity described in Section 2(a) shall not be restricted except as set forth in the Company’s Insider Trading Policy and according to applicable law and regulations. Employee acknowledges and agrees that, in the event he breaches this Agreement, the CINSA, or the Employment Agreement, he shall forfeit any Equity that has yet to vest in accordance with the timetables set forth in this Section 2. Furthermore, Employee acknowledges and agrees that, except as provided in this Section 2, he shall forfeit all right, title, and interest in any and all unvested equity, including Restricted Common Units, Options, and/or Restricted Stock Units. Except as amended hereby, Employee’s equity awards shall continue to be subject to the Equity Agreements.

3. Release of Claims by Employee.

a.In exchange for the consideration provided in this Agreement, including without limitation the Severance Payment, Employee, for himself and his heirs, executors, representatives, agents, assigns, and all persons and entities claiming by, through, or under him, hereby irrevocably and unconditionally fully and forever waives, releases, and discharges the Company, including the Company’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective officers, directors, employees, shareholders, and partners, in their corporate and individual capacities (both individually and collectively, the “Released Parties”), from any and all claims, liabilities, charges, obligations, demands, grievances, lawsuits, causes of action, attorney fees, costs, and liabilities of any kind or nature whatsoever, including without limitation claims for contribution, subrogation, or indemnification, whether known or unknown (collectively, “Claims”), which Employee may have or has ever had as of the Effective Date against the Released Parties in any way related to any way related to the Employee’s hire, benefits, employment, termination, or separation from employment with the Company by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter (the “Released Claims”).

The Released Claims include, but are not limited to, any matters, causes, or things whatsoever that were, have been, or in any way could have been alleged as of the Effective Date including but not limited to, any and all claims arising under federal, state, or local employment, civil rights, labor, wage and hour, wage payment, back pay or similar laws, including, without limitation, claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, whistle-blowing or liability in tort, common law claims, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981-1988, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Fair Credit Reporting Act, Executive Order I 1246, the Immigration Reform and Control Act of 1986, the Utah Anti-Discrimination Act, the Utah Minimum Wage Act, and the Utah Payment of Wages Act, the New Jersey Law Against Discrimination, the New Jersey Family Medical

Leave Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, retaliation claims under the New Jersey Workers’ Compensation Act, the New Jersey Equal Pay Act, the New Jersey Civil Union Act, the New Jersey Smoking Law, and all other federal, state or local statutes, ordinances, and regulations. Employee understands that the Released Claims include a release of claims arising under the Age Discrimination in Employment Act.
b.Provided, however, notwithstanding anything to the contrary set forth herein, this Section 4 shall not (i) extend to any obligations of the Company under this Agreement or any claims that cannot be waived under applicable law; (ii) prohibit any claims by Employee for unemployment insurance benefits or worker’s compensation benefits under the New Jersey Unemployment Insurance Law and New Jersey Workers’ Compensation Act; (iii) prohibit Employee from filing charges with the Equal Employment Opportunity Commission or state anti-discrimination agencies for violation of state or federal employment laws within the jurisdiction of those agencies, except that Employee does specifically waive Employee’s right to personal monetary recovery in connection with such charges; (iv) eliminate any vested rights that Employee may have under any employee pension or welfare benefit plan in which he participated as an employee of the Company; and/or (v) prohibit Employee’s participation in the Company’s employee health benefit plan, as allowed by COBRA and the terms, conditions, and limitations of the plan. In addition, notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21 F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).

c.Employee acknowledges that he may hereafter discover facts different from or in addition to those he now knows or believes to be true with respect to the Released Claims, and Employee expressly agrees to assume the risk of the possible discovery of additional or different facts, and agrees that this Agreement shall remain effective in all respects, regardless of such additional or different facts.

4. Twenty-One Day Consideration Period. The Company provided this Agreement to Employee on July 30, 2019. Employee may elect to take up to twenty-one (21) days to consider whether to accept this Agreement, although Employee may sign this Agreement before then. Changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period. If Employee fails to execute this Agreement within the twenty-one (21) day period, then the terms and conditions contained in this Agreement are automatically withdrawn without further action or notice by the Company.

5. Seven Day Revocation Period. Following execution of this Agreement, Employee shall have seven (7) days to revoke this Agreement. To be effective, the revocation must be in writing, signed by Employee, and delivered to , 182 North Union Avenue, Farmington, Utah 84025, email: , on or before 5 p.m. MDT of the 7th day. This Agreement shall become effective on the eighth (8th) day following execution of this Agreement (the “Effective Date”). If Employee revokes this Agreement, Employee shall not be eligible to receive any compensation or benefits under this Agreement and the Company shall have no obligations hereunder.

6. Employee Representations. Employee warrants and represents that he has not filed any claims, complaints, or actions of any kind against the Company with any court or local, state or federal government agency; that he has been properly paid for all hours worked for the Company; that he has received all salary, wages, commissions, bonuses, and other compensation due to the Employee; and that he has not engaged in any unlawful conduct relating to the business of the Company.

Nothing in this Agreement prohibits or restricts Employee from filing a charge or complaint with the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, or any other federal or state regulatory authority (collectively, “Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any of the Agencies or otherwise participate in any investigation or proceeding that may be conducted by any of the Agencies in connection with reporting a possible securities law violation without notice to the Employer. This Agreement does not limit the Employee’s right to receive an award for information provided to any securities regulatory agency or authority.

7. Return of Company Property. In accordance with Employee’s obligations under Sections 1 and 2 of the CINSA, Employee covenants and represents that he has returned to the Company all Confidential Information, including without limitation: (i) all documents, whether in print or electronic form, or other information about the Company, including without limitation confidential, proprietary or trade secret information, whether developed by Employee or any other employee of the Company; (ii) all electronic equipment and electronic storage devices (e.g., computers, cellular phones, thumb drives, etc.); and (iii) all company property, credit cards, office keys, and other property that Employee obtained or that were made available to him as a consequence of his employment with the Company. Employee further affirmatively acknowledges that he has removed all Confidential Information belonging to the Company from Employee’s personal electronic devices, including without limitation his mobile phone. Employee acknowledges and agrees that Employee’s obligations pursuant to Sections 1 and 2 of the CINSA regarding Confidential Information expressly survive the termination of Employee’s employment with the Company.

8. Confidential Agreement. Employee agrees that the terms of this Agreement shall be and remain confidential, and Employee promises and covenants not to disclose, publicize, or cause to be publicized any of the terms and conditions of this Agreement except to (i) Employee’s spouse, legal counsel, and financial or tax advisor, upon condition that each such person be advised by Employee of Employee’s confidentiality obligations hereunder and that any disclosure by such person will be deemed a disclosure by Employee; (ii) as required by validly issued subpoena, court order, or federal or state law or regulation; or (iii) in legal proceedings for breach of or to enforce the terms of this Agreement.

9. Non-disparagement.

a.
Employee’s Obligations. Employee agrees that he shall not do or say anything that a reasonable person would expect at the time would have the effect of diminishing or constraining the goodwill, good reputation, and/or business opportunities of the Released Parties or their business, products, services, or personal lives. This obligation shall include, but shall not be limited to, refraining from making negative statements about the Released Parties or their methods of doing business, the effectiveness of their business policies, or the quality of any of their products, services or personnel. This section also expressly includes the making or publication of such statements on Facebook, LinkedIn, Twitter, Instagram, Glassdoor or other social media, regardless of whether the statements are accessible to the general public or limited to “friends” or others to whom Employee has expressly granted access. This is a continuing obligation that shall survive this Agreement.

Nothing in this Section 9 shall restrict Employee’s right to file any charge with or cooperate in any investigation conducted by the Agencies, as set forth more fully in Section 6 above, or is intended to preclude or dissuade Employee from engaging in legally protected activities protected by state and federal law, including the National Labor Relations Act or federal securities laws, including the Dodd-Frank Act, to the extent such rights cannot be waived by agreement.

b.
The Company’s Obligations. The Company agrees that it shall not do or say anything that would be slanderous, libelous or defamatory in nature regarding the Employee. For the purposes of this section 9(b) only, the term “the Company” shall be limited to its executives reporting directly to Aaron Skonnard as of the Effective Date of this Agreement.

10. Forfeiture of Consideration. Employee acknowledges and understands that (a) the provisions of Sections 8 and 9; (b) the provisions of Sections 1, 2 and 3 of the CINSA and the terms of the Addendum; and (c) Sections 10 and 14 of the Employment Agreement are each material terms of this Agreement and that the Company would not be willing to enter into this Agreement, the CINSA or the Employment Agreement without such provisions. Therefore, if Employee breaches the terms of Sections 8 or 9 of this Agreement; Sections 1 or 3 of the

CINSA and the terms of the Addendum; or Sections 10 or 14 of the Employment Agreement, then Employee acknowledges and agrees that the Company, in its sole discretion, (x) may require that Employee repay to the Company within seven (7) business days some or all of the Payment paid by the Company to Employee under Section 1 above and/or (y) may require that Employee forfeit any Equity that has not yet vested pursuant to Section 2 above. In addition, Employee acknowledges that he will remain liable for any actual damages suffered by any of the Released Parties arising from or relating to Employee’s breach of the aforementioned sections.

11. Remedies. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.

12. Confirmation of Prior Agreements. Notwithstanding anything in this Agreement to the contrary, Employee understands and agrees that nothing in this Agreement shall alter, limit, or void the respective rights and obligations of the parties under the CINSA; the Equity Agreements (except as amended herein); Sections 10, 13, and 14 of the Employment Agreement; or any other agreement entered into between Employee and the Company prior to the date hereof. Any covenants in those prior agreements that were designed to restrict Employee’s actions during employment and/or Garden Leave or that were intended to survive separation of employment shall continue in full force and effect, including without limitation the non-compete, non-solicitation, and confidentiality provisions of any of those prior agreements.

13. Not an Admission. This Agreement is not an admission by any party hereto that either has violated any contract, law, or regulation or that the Company or Employee has discriminated against the other or otherwise infringed on the other’s rights and privileges or done any other wrongful act. Rather, the Parties have entered into this Agreement with the intention to avoid disputes and any attendant inconvenience and expense.

14. Entire Document. With the exception of the CINSA, the Equity Agreements (except as amended herein), and those provisions that survive Employee’s termination pursuant to Section 12 above, this Agreement is the entire, integrated agreement between the parties regarding the subject matter of this Agreement. No other promises or agreements regarding the subject matter of this Agreement have been made to either Employee or the Company other than those contained in this Agreement. In electing to sign this Agreement, neither the Employee nor the Company has relied on any representation or promise, whether oral or written, not specifically set forth in this Agreement.

15. No Assignment of Claims. Employee represents that he has not made, and will not make, any assignment of Claim(s) released by this Agreement and that no other person or entity had or has any interest in any Claim(s) released by Employee under this Agreement. Employee agrees to indemnify and hold harmless the Company from any and all claims, demands, expenses, costs, attorneys’ fees, and causes of action asserted by any person or entity due to a violation of this non-assignment provision.

16. Miscellaneous. This Agreement shall be governed by the laws of the State of Utah. Notwithstanding any Utah statutory or case law to the contrary, this Agreement may not be modified except by a document signed by a duly authorized representative of the Company and the Employee, whether or not such claimed modification is supported by separate consideration. Any waiver by any party hereto of any breach of any kind or character whatsoever by any other party, whether such waiver be direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of this Agreement on the part of the other party. In addition, no course of dealing between the parties, nor any delay in exercising any rights or remedies hereunder or otherwise, shall operate as a waiver of any of the rights or remedies of the parties. This Agreement shall inure to and bind the heirs, devisees, executors, administrators, personal representatives, successors, and assigns, as applicable, of the respective parties hereto. The parties agree that any dispute between them, whether arising under this Agreement or relating to the enforceability or interpretation thereof, shall be subject to the exclusive jurisdiction of the federal or state courts situated in the State of Utah, and each party hereby submits itself to the personal jurisdiction of the courts situated in the State of Utah.

17. Severability. The provisions of the Agreement are severable. If any part of this Agreement is found to be unenforceable by a court of competent jurisdiction, the other provisions shall remain fully valid and enforceable. Such a finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties. Notwithstanding the foregoing, if any portion of Section 3 of this Agreement is found to be unenforceable, then the Company, in its sole discretion, may require that Employee repay to the Company the full amount of the Payment paid by the Company to Employee during Garden Leave, as set forth in Section 1 hereof, to the fullest extent allowed by law.

18. Attorneys’ Fees. If a civil action or other proceeding is brought to enforce this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, and expenses incurred, in addition to any other relief to which such party may be entitled, whether incurred before or after the filing of a civil action or the entry of judgment.

19. Knowing and Voluntary Execution. Employee specifically represents that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily and knowingly entering into it. Employee also specifically represents that prior to signing this Agreement, he was provided a reasonable period of time within which to consider whether to accept this Agreement. Employee has been advised that this is an important legal document and that he should consult with an attorney of his choosing prior to entering into this Agreement. Employee specifically represents that he has been given an opportunity to consult with counsel and that, to the extent desired, he has done so.

20. Authority to Enter Agreement. The Company warrants and represents that it has full authority to enter into this Agreement, including without limitation the authority to accelerate the equity discussed in Section 2, and to consummate the transactions contemplated hereby. The Company further warrants and represents that this Agreement is not in conflict with any other agreement to which the Company is a party or by which it may be bound. In addition, the Company warrants and represents that the individuals executing this Agreement on behalf of the Company have the full power and authority to bind the Company to the terms hereof and have been authorized to do so in accordance with the Company’s corporate structure and organization.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Facsimile or other electronically delivered copies of signature pages to this Agreement shall be treated between the parties as original signatures for all purposes.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement knowingly and voluntarily intending to be legally bound by its terms.

DATED: 7/31/2019	/s/ Joseph DiBartolomeo
Joseph DiBartolomeo

DATED: 8/1/2019	/s/ Aaron Skonnard
Name: Aaron Skonnard
Its: Chief Executive Officer